Exhibit 1

CalEthos, Inc.

EXCHANGE SUBSCRIPTION AGREEMENT

December 15, 2024

CalEthos, Inc.

11753 Willard Avenue

Tustin, California 92782

Ladies and Gentlemen:

Nanosha Investments LLC, the holder (the “Holder”) of (i) 10% Promissory Note (the “Note”) of CalEthos, Inc. (the “Company”) in the original principal amount of $1,000,000, (ii) a warrant of the Company (the “$3.50 Warrant”) to purchase 300,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company for a purchase price of $3.50 per share, and (iii) a warrant of the Company (the “$3.80 Warrant”) to purchase 300,000 shares of Common Stock for a purchase price of $3.80 per share, does hereby certify to, and agree with, the Company as follows:

1. The Holder is the owner of the Note in the aggregate principal amount set forth above, the $3.50 Warrant and the $3.80 Warrant to purchase the number of shares of Common Stock set forth above.

2. The Company has offered the Holder the opportunity to subscribe for and purchase on the date hereof (i) an aggregate of 500,000 shares of Common Stock and (ii) a five-year warrant to acquire 2,258,877 shares of common stock with an exercise price of $2.00 per share in the form annexed hereto as Annex A (the “$2.00 Warrant”) in exchange for (a) the Note, excluding the accrued interest thereon in the amount of $105,918 through December 15, 2024, which accrued interest shall be paid in cash by December 31, 2024, (b) the $3.50 Warrant and (c) the $3.80 Warrant.

3. The Holder does hereby irrevocably subscribe to purchase 500,000 shares of Common Stock and the $2.00 Warrant, which shares and warrant shall be paid for in full by delivering to the Company for exchange and cancellation, or otherwise foregoing the payment by the Company on, the Note, excluding all accrued and unpaid interest thereon, the $3.50 Warrant and the $3.80 Warrant. Upon acceptance by the Company of such subscription, the Note, the $3.50 Warrant and the $3.80 Warrant shall be cancelled by the Company, and the Company shall have no further obligations or liability with respect thereto except for the payment of accrued interest on the Note through December 15, 2024 in the amount of $105,918, which amount shall be paid in cash on or prior to December 31, 2024.

4. The Holder hereby acknowledges, represents, warrants and agrees as follows:

(a) None of the shares of Common Stock or the $2.00 Warrant to be issued to the Holder upon exchange of the Note, the $3.50 Warrant and the $3.80 Warrant are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Holder understands that the offering and sale of such shares and warrant is intended to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof and the regulations promulgated thereunder, based, in part, upon the representations, warranties and agreements of the parties contained in this Agreement;

(b) The Holder has received all documents related to the Company requested by the Holder, has carefully reviewed them and understands the information contained therein, and the Holder, prior to the execution of this Agreement, has had access to the same kind of information that would be available in a registration statement filed by the Company under the Securities Act;

(c) Neither the Securities and Exchange Commission nor any state securities commission has approved the shares of Common Stock or the $2.00 Warrant to be issued hereunder, or passed upon or endorsed the merits of the offering of such shares or warrant;

(d) The Holder has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the business, financial condition, results of operations and prospects of the Company, and all such questions have been answered to the full satisfaction of the Holder;

(e) In evaluating the suitability of an investment in the Company, the Holder has not relied upon any representation or other information (oral or written) other than as contained in documents or answers to questions so furnished to the Holder by the Company;

(f) The Holder is acquiring the shares of Common Stock and the $2.00 Warrant solely for the Holder’s own account for investment and not with a view to resale or distribution thereof, in whole or in part; the Holder has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of such shares or warrant; and the Holder has no plans to enter into any such agreement or arrangement; and

(g) The Holder meets the requirements of at least one of the suitability standards for an “accredited investor” as such term is defined the Securities Act.

5. The Company represents to the Holder that neither the Company nor any of its subsidiaries has received, anticipates receiving, has any agreement to receive or has been given any promise to receive any consideration from the Holder or any other Person in connection with the transactions contemplated by this Agreement other than the Note, the $3.50 Warrant and the $3.80 Warrant. The Company hereby acknowledges that the holding period of the shares of Common Stock issuable hereunder shall tack back to the date the Note exchanged therefor was originally issued by the Company to the Holder and it covenants not to take any position to the contrary.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York relating to contracts entered into and to be performed wholly within such State.

7. (a) This Agreement constitutes the entire agreement between the Holder and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b) The Holder’s representations and warranties made in this Agreement shall survive the execution and delivery hereof and the delivery of the shares of Common Stock and the $2.00 Warrant contemplated hereby.

(c) Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(e) Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

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IN WITNESS WHEREOF, the Holder has executed this Agreement this 15th day of December, 2024.

NANOSHA INVESTMENTS LLC

By:	/s/ Sean Fontenot
Name:	Sean Fontenot
Title:	Manager

SUBSCRIPTION ACCEPTED AND AGREED TO

this 15th day of December, 2024

CALETHOS, INC.

By:	/s/ Michael Campbell
Name:	Michael Campbell
Title:	Chief Executive Officer

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ANNEX A

WARRANT

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION REQUIREMENTS UNDER SAID LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF THIS WARRANT IS

RESTRICTED AS DESCRIBED HEREIN.

CALETHOS INC.

Warrant for the Purchase of up to 2,258,877 Shares

of Common Stock, par value $0.001 per share

No. WAB-4	2,258,877 Shares

Issue Date: [           ], 2024

THIS CERTIFIES that, for value received, NANOSHA INVESTMENTS LLC, a limited liability company with an address at 1202 Walnut Avenue, Long Beach, CA 90813 (including any transferee, the “Holder”), is entitled to subscribe for and purchase from CalEthos Inc., a Nevada corporation (the “Company”), upon the terms and conditions set forth herein, at any time or from time to time before 5:00 P.M., New York time, on December [__], 2029 (the “Exercise Period”), up to Two Million Two Hundred Fifty Eight Thousand Eight Hundred Seventy Seven (2,258,877) shares of Common Stock, par value $0.001 per share (the “Common Stock”), at an initial exercise price per share of $2.00, subject to adjustment pursuant to the terms hereof (the “Exercise Price”). As used herein, the term “this Warrant” shall mean and include this Warrant and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part.

The number of shares of Common Stock issuable upon exercise of this Warrant (the “Warrant Shares”) and the Exercise Price may be adjusted from time to time as hereinafter set forth.

1. (a) This Warrant may be exercised during the Exercise Period as to all or a lesser number of whole Warrant Shares by the surrender of this Warrant (with the Exercise Form attached hereto duly executed) to the Company at its principal executive office, which is located on the date hereof at 11753 Willard Avenue, Tustin, CA 92782, Attention: Chief Financial Officer, or at such other place as is designated in writing by the Company, together with cash, a certified or bank cashier’s check or wire transfer of immediately available funds payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised.

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(b) This Warrant may also be exercised by the Holder through a cashless exercise, as described in this Section 1(b). This Warrant may be exercised, in whole or in part, by (i) the delivery to the Company of a duly executed Exercise Form specifying the number of Warrant Shares to be applied to such exercise, and (ii) the surrender to a common carrier for overnight delivery to the Company, or as soon as practicable following the date the Holder delivers the Exercise Form to the Company, of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction). The number of shares of Common Stock to be issued upon exercise of this Warrant pursuant to this Section 1(b) shall equal the value of this Warrant (or the portion thereof being canceled) computed as of the date of delivery of this Warrant to the Company using the following formula:

where:

X =	Y(A-B)
A

X =	the number of shares of Common Stock to be issued to the Holder under this Section 1(b);

Y =	the number of Warrant Shares identified in the Exercise Form as being applied to the subject exercise;

A =	the Current Market Price on such date; and

B =	the Exercise Price on such date

For purposes of this Section 1(b), the “Current Market Price” per share of Common Stock on any day shall mean: (i) if the principal trading market for such securities is a national or regional securities exchange, the closing price on such exchange on such day; or (ii) if (i) above is not applicable, and if bid and ask prices for shares of Common Stock are reported in the over-the-counter market of the OTC Markets Group, Inc., the average of the high bid and low ask prices so reported on such day. Notwithstanding the foregoing, if there is no reported closing price or bid and ask prices, as the case may be, for the day in question, then the Current Market Price shall be determined as of the latest date prior to such day for which such closing price or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Current Market Price shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of the Company.

The Company acknowledges and agrees that this Warrant was issued on the Issue Date set forth on the face of this Warrant (the “Issuance Date”). Consequently, the Company acknowledges and agrees that, if the Holder conducts a cashless exercise pursuant to this Section 1(b), the period during which the Holder held this Warrant may, for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”), be “tacked” to the period during which the Holder holds the Warrant Shares received upon such cashless exercise.

2. Upon each exercise of the Holder’s rights to purchase Warrant Shares, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Warrant Shares shall not then have been actually delivered to the Holder. As soon as practicable after each such exercise of this Warrant, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Warrant Shares (or portions thereof) subject to purchase hereunder.

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3. (a) Any Warrants issued upon the registration of transfer or exercise in part of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. The transfer of this Warrant may be registered on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian or other legal representative, due authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. This Warrant may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares (or portions thereof), upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company may require prior to registering any transfer of a Warrant an opinion of counsel reasonably satisfactory to the Company that such transfer complies with the provisions of the Act, and the rules and regulations thereunder.

(b) The Holder acknowledges that he has been advised by the Company that neither this Warrant nor the Warrant Shares have been registered under the Act, that this Warrant is being or has been issued and the Warrant Shares may be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Rule 506 of Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon the representations made by the original Holder in the Subscription Agreements. The Holder acknowledges that he has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of this Warrant or the Warrant Shares issuable upon exercise hereof shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of this Warrant or such Warrant Shares is registered under the Act, it being understood that neither this Warrant nor such Warrant Shares are currently registered for sale and that the Company has no obligation or intention to so register this Warrant or such Warrant Shares except as specifically provided for in the Registration Rights Agreement (as defined or described in the Subscription Agreement), or (ii) this Warrant or such Warrant Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the time of the original issuance of this Warrant for the sale of this Warrant or such Warrant Shares and that there can be no assurance that Rule 144 sales will be available at any subsequent time, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act in the opinion of counsel reasonably acceptable to the Company.

4. The Company shall at all times reserve and keep available out its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to the Warrants, such number of shares of Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that all shares of Common Stock issuable upon exercise of this Warrant, upon receipt by the Company of the full Exercise Price therefor, shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

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5. (a) In case the Company shall at any time after the date the Warrants were first issued (i) declare a dividend on the outstanding Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the Exercise Price, and the number of Warrant Shares issuable upon exercise of this Warrant, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case the Company shall issue or fix a record date for the issuance to all holders of Common Stock of rights, options, or warrants to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion or exchange price per share, if a security convertible into or exchangeable for Common Stock) less than the then applicable Exercise Price per share on such record date, then, in each case, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion or exchange price of the convertible or exchangeable securities so to be offered) would purchase at such Exercise Price and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record date; provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the Exercise Price shall be readjusted after the expiration of such rights, options, or warrants (but only with respect to warrants exercised after such expiration), to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights, options, or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors of the Company, whose determination shall be conclusive.

(c) In case the Company shall distribute to all holders of Common Stock (including any such distribution made to the stockholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of its indebtedness, cash (other than any cash dividend which, together with any cash dividends paid within the 12 months prior to the record date for such distribution, does not exceed 5% of the then applicable Exercise Price at the record date for such distribution) or assets (other than distributions and dividends payable in shares of Common Stock), or rights, options or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for shares of Common Stock (excluding those with respect to the issuance of which an adjustment of the Exercise Price is provided pursuant to Section 5(b) hereof), then, in each case, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the then applicable Exercise Price per share of Common Stock on such record date, less the fair market value (as determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company, whose determination shall be conclusive absent manifest error) of the portion of the evidences of indebtedness or assets so to be distributed, or of such rights, options or warrants or convertible or exchangeable securities, or the amount of such cash, applicable to one share, and the denominator of which shall be such Exercise Price per share of Common Stock. Such adjustment shall become effective at the close of business on such record date.

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(d) No adjustment in the Exercise Price shall be required if such adjustment is less than $0.01; provided, however, that any adjustments which by reason of this Section 5(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

(e) In any case in which this Section 5 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer, until the occurrence of such event, issuing to the Holder, if the Holder exercised this Warrant after such record date, the shares of Common Stock, if any, issuable upon such exercise over and above the shares of Common Stock, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(f) Upon each adjustment of the Exercise Price as a result of the calculations made in Sections 5(b) or 5(c) hereof, this Warrant shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest thousandth) obtained by multiplying (A) the number of shares purchasable upon exercise of this Warrant prior to such adjustment by (B) a fraction, the numerator of which is the Exercise Price in effect prior to such adjustment and the denominator of which is the Exercise Price in effect immediately after such adjustment.

(g) Whenever there shall be an adjustment as provided in this Section 5, the Company shall promptly cause written notice thereof to be sent by registered mail, postage prepaid, to the Holder, at its address as it shall appear in the Warrant Register, which notice shall be accompanied by an officer’s certificate setting forth the number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which officer’s certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

(h) The Company shall not be required to issue fractions of shares of Common Stock or other capital stock of the Company upon the exercise of this Warrant. If any fraction of a share would be issuable on the exercise of this Warrant (or specified portions thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Exercise Price of such share of Common Stock on the date of exercise of this Warrant.

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6. (a) In case of any consolidation or combination with or merger of the Company with or into another corporation or entity (other than a merger, consolidation or combination in which the Company is the surviving or continuing corporation), or in case of any sale, lease or conveyance to another corporation, entity or person of the property and assets of any nature of the Company as an entirety or substantially as an entirety, or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property (collectively an “Extraordinary Event”), then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such Extraordinary Event not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such Extraordinary Event unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Extraordinary Event shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph shall similarly apply to successive Extraordinary Events.

(b) In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation, combination or merger of another corporation or entity into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property or cash, or any combination thereof receivable upon such reclassification, change, consolidation, combination or merger by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, combination or merger. Thereafter, appropriate provision shall be made for adjustments, which shall be as nearly equivalent as practicable to the adjustments in Section 5.

(c) The above provisions of this Section 6 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, combinations, mergers, sales, leases or conveyances.

7. In case at any time the Company shall propose to:

(a) pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of Common Stock; or

(b) issue any rights, warrants or other securities to all holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, warrants or other securities; or

(c) effect any reclassification or change of outstanding shares of Common Stock, or any consolidation, merger, sale, lease or conveyance of property or other Extraordinary Event; or

(d) effect any liquidation, dissolution or winding-up of the Company; or

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(e) take any other action which would cause an adjustment to the Exercise Price; then, and in any one or more of such cases, the Company shall give written notice thereof, by registered mail, postage prepaid, to the Holder at the Holder’s address as it shall appear in the Warrant Register, mailed at least 15 days prior to (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants or other securities are to be determined, (ii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up, or (iii) the date of such action which would require an adjustment to the Exercise Price.

8. The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

9. Unless registered pursuant to the Registration Rights Agreement, the Warrant Shares issued upon exercise of this Warrant shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

10. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant (and upon surrender of any Warrant if mutilated), the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor and denomination.

11. The holder of this Warrant shall not have solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Warrant.

12. Any term of this Warrant may be amended or waived upon the written consent of the Company and the Holder.

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13. This Warrant has been negotiated and consummated in the State of New York and shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and performed within such State, without regard to principles governing conflicts of law. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under the Subscription Agreements. The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Dated: [________], 2024

CalEthos Inc.

By:
Name:	Michael Campbell
Title:	Chief Executive Officer

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CALETHOS INC.

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the attached Warrant.)

To:	CalEthos Inc.
11753 Willard Avenue
Tustin, CA 92782

Attention: Chief Executive Officer

FOR VALUE RECEIVED, _______hereby sells, assigns, and transfers unto__that certain Warrant (Number WA) to purchase________ shares of Common Stock, par value $0.001 per share, of CalEthos Inc. (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Dated:__________

Signature:

Notice:

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

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CALETHOS INC. EXERCISE FORM

(To be completed and signed only upon exercise of the Warrants)

To:	CalEthos Inc.
11753 Willard Avenue
Tustin, CA 92782

Attention: Chief Executive Officer

The undersigned hereby exercises his or its rights to purchase_________Warrant Shares covered by the within Warrant and tenders payment herewith in the amount of $________by [tendering cash, a wire of immediately available funds or delivering a certified check or bank cashier’s check, payable to the order of the Company] [surrendering______shares of Common Stock received upon exercise of the attached Warrant, which shares have a Current Market Price equal to such payment] in accordance with the terms thereof, and requests that certificates for such securities be issued in the name of, and delivered to:

(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Dated: __________,	Name:	(Please Print)

Address:

(Signature)

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